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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) November 19, 1999


                       NEW MEXICO AND ARIZONA LAND COMPANY
             (Exact name of registrant as specified in its charter)


          Arizona                     0-497                     43-0433090
(State or Other Jurisdiction       (Commission                (IRS Employer
    of Incorporation)              File Number)             Identification No.)


3033 North 44th Street, Suite 270, Phoenix, Arizona            85018-7228
     (Address of principal executive offices)                  (Zip Code)


         Registrant's Telephone Number, including area code 602-952-8836
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New Mexico and Arizona Land Company                                FORM 8-K

ITEM 5.  OTHER EVENTS.


In Item 3, Part I of the Company's report on Form 10-K for the year ended December 31, 1998, the Company reported a non-routine lawsuit concerning the Sedona Project. The litigation is the result of various disputes with the Company's partner in the Sedona Project. In Item 1, Part II of the Company's report on Form 10-Q for the period ended September 30, 1999, the Company reported updated information concerning the litigation, including the information that the parties were involved in settlement negotiations.

As of the close of business on November 19, 1999, a settlement agreement was signed by all parties and stipulations for dismissal of the litigation were filed with the court. The significant terms of the settlement provide: for the Company's partner to surrender all of its partnership rights; for mutual releases and covenants not to sue; for dismissal of the litigation with prejudice; for the Company to pay $1,500,000 cash to its former partner; for the Company to grant its former partner an exclusive option to purchase the Sedona Project at a fixed price for a period ending on March 9, 2000; for the Company's former partner to have the right to extend the purchase option period for up to two 30-day periods upon payment of an extension fee for each extension; that the Company has the right to market the Sedona Project and accept offers to purchase subject to the rights of the option holder.

The Company has paid the cash portion of the settlement from currently available cash resources, and does not believe that the terms of the settlement will have a material effect on the Company's financial condition or future cash flows. In connection with the settlement the Company has recorded a write-down against the property in the amount of $500,000 and will record a charge to earnings in that amount in the fourth quarter of 1999.


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New Mexico and Arizona Land Company                                FORM 8-K


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    NEW MEXICO AND ARIZONA LAND COMPANY

                                    /s/ Jerome L. Joseph
                                    -----------------------------
                                    Jerome L. Joseph
                                    Treasurer & Secretary


Date: November 23, 1999
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